                                                                      EXHIBIT 20

                       [CIGNA NEWS RELEASE LETTERHEAD]

For Release:     IMMEDIATE


Contact: ROBERT W. SULLIVAN, FINANCIAL RELATIONS - (215) 761-6130 MICHAEL J. MONROE, MEDIA RELATIONS - (215) 761-6133


          CIGNA'S FOURTH QUARTER AND YEAR-END 1995 RESULTS, EXCLUDING
                    ADJUSTMENTS, SHOWED STRONG IMPROVEMENTS


PHILADELPHIA, FEBRUARY 13, 1996 -- CIGNA Corporation (NYSE:CI) today reported fourth quarter 1995 operating income* of $277 million, or $3.62 per share.
This compares with fourth quarter 1994 operating income of $184 million, or $2.54 per share. Fourth quarter 1995 operating income includes no asbestos and environmental (A&E) charges as compared to $61 million of such charges in the fourth quarter of 1994.

For full year 1995, operating income was $882 million ($11.96 per share), versus $553 million ($7.64 per share) in 1994, excluding several third quarter adjustments for asbestos and environmental, reinsurance and cost reduction charges. Including these adjustments, operating income for full year 1995 was $33 million, or $0.45 per share, compared with operating income of $526 million, or $7.27 per share in 1994.

"CIGNA's 1995 operating results reflect significant underlying earnings improvement, primarily resulting from improved property and casualty results. Several significant actions taken in 1995, including an asbestos and environmental reserve increase, the restructuring of the domestic property and casualty business and cost reductions, are expected to contribute to future earnings growth," said Wilson H. Taylor, CIGNA's Chief Executive Officer.



* Operating income (loss) is defined as net income (loss) excluding realized investment gains and losses.

CIGNA also reported that CIGNA P&C has received the necessary authorizations from its eight domiciliary states and has implemented its plan of restructure and recapitalization, effective December 31, 1995. The restructuring creates two separate operations, one to manage ongoing business and the other to manage runoff policies and related claims, including those for A&E exposures.


THE FOLLOWING IS A DISCUSSION OF THE SIGNIFICANT ADJUSTMENTS FOR FULL YEAR 1995 AND 1994.

The full year 1995 results reflect a $774 million charge for strengthening net reserves for A&E claims and unrecoverable reinsurance. The Property and Casualty and Employee Life & Health Benefits segments recorded cost reduction charges of $55 million and $20 million, respectively, in full year 1995, primarily for severance and other related expenses. Results for full year 1994 included a $26 million charge for property and casualty reinsurance reserve strengthening and a $9 million charge for CIGNA's withdrawal from the property and casualty reinsurance business.

Further information on full year results for 1995 and 1994, before and after adjustments, is provided on the attached supplemental financial information page.

THE FOLLOWING SEGMENT DISCUSSIONS OF OPERATING RESULTS EXCLUDE THE SIGNIFICANT ADJUSTMENTS NOTED ABOVE.

SEGMENT RESULTS:

EMPLOYEE LIFE AND HEALTH BENEFITS

This segment, which includes CIGNA's HMO and indemnity operations, had operating income of $144 million in the fourth quarter of 1995. This compares with operating income of $150 million in the fourth quarter of 1994. For full year 1995, operating income was $513 million, compared with $531 million in 1994.

HMO medical membership grew by approximately 380,000 covered lives or 11% since year end 1994.

EMPLOYEE RETIREMENT AND SAVINGS BENEFITS

This segment, which operates in the defined contribution and defined benefit pension markets, had operating income of $49 million in the fourth quarter of 1995. This compares with operating income of $48 million in the fourth quarter of 1994. For full year 1995, operating income was $192 million, compared with $186 million in 1994.

Assets under management at December 31, 1995 were $38.2 billion, an increase of 13% from $33.9 billion as of December 31, 1994.

INDIVIDUAL FINANCIAL SERVICES

This segment, which includes individual and corporate-owned life insurance; life, accident and health reinsurance; and annuity businesses, had operating income of $38 million in the fourth quarter of 1995. This compares with operating income of $35 million for the fourth quarter of 1994. For full year 1995, operating income was $150 million, compared with $131 million in 1994.

PROPERTY AND CASUALTY

The property and casualty (P&C) segment had operating income of $67 million for the fourth quarter of 1995. This compares with an operating loss of $6 million for the fourth quarter of 1994. Fourth quarter 1995 results include no charges for A&E, while the fourth quarter of 1994 includes A&E charges of $61 million. For full year 1995, operating income was $102 million, compared with a loss of $212 million in 1994. Full year 1995 results include $101 million for A&E charges (excluding the third quarter adjustment discussed above), while full year 1994 includes A&E charges of $179 million.

The International division had operating income for the fourth quarter of 1995 of $39 million, compared with $23 million in 1994. The Domestic division had operating income of $28 million for the fourth quarter of 1995 and a loss of $33 million in the fourth quarter of 1994, including the $61 million of A&E charges noted above.

The consolidated GAAP combined ratio after policyholders' dividends was 106.2 and 112.5 for the fourth quarter and full year 1995, compared with 117.4 and
123.0 for the comparable periods of 1994. The GAAP combined ratio after policyholders' dividends for the International and Domestic divisions in the fourth quarter of 1995 was 91.9 and 118.8, respectively. Fourth quarter 1994 combined ratio after policyholders' dividends for International and Domestic was 95.7 and 134.3, respectively.

The fourth quarter and full year of 1995 included pre-tax catastrophe losses of $12 million and $71 million, respectively. This compares with catastrophe losses of $5 million and $151 million for the respective periods of 1994.

OTHER

Other Operations, which includes unallocated investment income, expenses and taxes, as well as the results of CIGNA's investment and real estate subsidiaries and settlement annuity business, had an operating loss of $21 million in the fourth quarter of 1995. This compares with an operating loss of $43 million in the fourth quarter of 1994. The fourth quarter 1994 loss reflects a charge of $16 million after-tax resulting from reserve strengthening for settlement annuity business and a loss of $8 million after-tax for an oil and gas divestiture. For full year 1995, the operating loss was $75 million, compared with $83 million in 1994. Full year 1994 included a $20 million after-tax gain from the sale of a business.

NET INCOME

Consolidated net income for the quarter was $282 million ($3.69 per share), compared with $182 million ($2.52 per share) a year ago. For full year 1995, consolidated net income, before significant adjustments was $1.1 billion ($14.37 per share), compared with $582 million ($8.04 per share) a year ago. For full year 1995, the consolidated net income, including the adjustments, was $211 million ($2.86 per share), compared with income of $554 million ($7.66 per share) a year ago.

The 1995 fourth quarter consolidated results included after-tax realized investment gains of $5 million ($0.07 per share), compared with losses of $2 million ($0.02 per share) for the same period of 1994. The full year 1995 consolidated net income included after-tax realized investment gains of $178 million ($2.41 per share), compared with gains of $28 million ($0.39 per share) for the same period of 1994. The significant investment gains for full year 1995 reflect the effects of restructuring several portfolios.

REVENUES

Consolidated revenues for the fourth quarter of 1995 were $4.8 billion compared with $4.7 billion in 1994. For full year 1995, consolidated revenues were $19.0 billion versus $18.4 billion in 1994.

ASSETS / SHAREHOLDERS' EQUITY

Assets at December 31, 1995 were $95.9 billion, compared with $86.1 billion at year-end 1994. Shareholders' equity was $7.2 billion ($93.76 per share) at December 31, 1995, compared with

$5.8 billion ($80.46 per share) at December 31, 1994. This change primarily reflects increases of approximately $1.1 billion in the unrealized appreciation of fixed maturities carried at fair value and approximately $250 million from conversions of CIGNA's 8.2% convertible subordinated debentures into 3.6 million shares of common stock.

                                      ###

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)                     [CIGNA LOGO]
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED                     TWELVE MONTHS ENDED
                                                                  DECEMBER 31,                           DECEMBER 31,
                                                               1995            1994                   1995             1994
============================================================================================================================
REVENUES
    Premiums and fees                                $        3,574   $       3,605         $       13,914    $      13,912
    Net investment income                                     1,104           1,006                  4,296            3,946
    Other revenues                                              121             120                    512              492
    Realized investment gains (losses)                            7              (8)                   233               42
----------------------------------------------------------------------------------------------------------------------------
         Total                                       $        4,806   $       4,723         $       18,955    $      18,392
------------------------------------------------------======================================================================

OPERATING INCOME (LOSS) BY SEGMENT*
    Employee Life and Health Benefits:
        Indemnity                                    $           98   $         105         $          302    $         327
        HMOs                                                     46              45                    191              204
                                                      -------------    ------------          -------------     ------------
                                                                144             150                    493              531
    Employee Retirement and Savings Benefits                     49              48                    192              184
    Individual Financial Services                                38              35                    150              131
    Property and Casualty:
       Domestic                                                  28              28                    (12)             (56)
       International                                             39              23                    115               43
       Other, primarily reinsurance                               -               4                    (43)             (47)
                                                      -------------    ------------          -------------     ------------
          Operations                                             67              55                     60              (60)
       Asbestos and Environmental Losses                          -             (61)                  (787)            (179)
                                                      -------------    ------------          -------------     ------------
             Total Property and Casualty                         67              (6)                  (727)            (239)
     Other Operations                                           (21)            (43)                   (75)             (81)
----------------------------------------------------------------------------------------------------------------------------
        Total                                        $          277   $         184         $           33    $         526
------------------------------------------------------======================================================================

NET INCOME (LOSS) BY SEGMENT
    Employee Life and Health Benefits                $          147   $         161         $          597    $         548
    Employee Retirement and Savings Benefits                     49              48                    194              190
    Individual Financial Services                                39              36                    151              136
    Property and Casualty:
       Domestic                                                  32              19                     44              (54)
       International                                             34              21                    113               49
       Other, primarily reinsurance                               1               2                    (43)             (51)
                                                      -------------    ------------          -------------     ------------
          Operations                                             67              42                    114              (56)
       Asbestos and Environmental Losses                          -             (61)                  (787)            (179)
                                                      -------------    ------------          -------------
             Total Property and Casualty                         67             (19)                  (673)            (235)
    Other Operations                                            (20)            (44)                   (58)             (85)
----------------------------------------------------------------------------------------------------------------------------
        Total                                        $          282   $         182         $          211    $         554
------------------------------------------------------======================================================================

SHAREHOLDERS' EQUITY AT DECEMBER 31                                                         $        7,157    $       5,811
---------------------------------------------------------------------------------------------===============================

WEIGHTED AVERAGE SHARES
    OUTSTANDING  (THOUSANDS)                                 76,425          72,315                 73,719           72,317
------------------------------------------------------======================================================================

EARNINGS PER SHARE:
    Operating income *                               $         3.62   $        2.54         $         0.45    $        7.27
    After-tax realized investment gains (losses)               0.07           (0.02)                  2.41             0.39
----------------------------------------------------------------------------------------------------------------------------

    Net income                                       $         3.69   $        2.52         $         2.86    $        7.66
------------------------------------------------------======================================================================
SHAREHOLDERS' EQUITY PER SHARE AT DECEMBER 31                                               $        93.76    $       80.46
---------------------------------------------------------------------------------------------===============================

 * Operating income is defined as net income excluding after-tax realized investment results.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FINANCIAL DATA EXCLUDING SPECIFIC ADJUSTMENTS - RESULTS OF OPERATIONS (Dollars in millions, except per share amounts)

For informational purposes, the following information presents the effects of the items noted below on published results of operations. The information presented in this manner does not conform with Generally Accepted Accounting Principles.




                                                             EMPLOYEE LIFE & HEALTH BENEFITS


                                                    INDEMNITY                   HMOS                    TOTAL
  YEAR ENDED DECEMBER 31,                       1995        1994          1995       1994          1995       1994
                                               -------------------------------------------------------------------
  Operating income (loss) before
      adjustments                              $311        $326          $202       $205          $513       $531


  Asbestos / environmental charge                 -           -             -          -             -          -



  Cost reduction charges                         (9)          -           (11)         -           (20)         -


  Reinsurance charges                             -           -             -          -             -          -


  Tax audits                                      -           1             -         (1)            -          -
                                              --------------------------------------------------------------------


  Operating income (loss) as published          302         327           191        204           493        531
                                              --------------------------------------------------------------------

  After-tax realized investment gains
      (losses) before adjustments               104          17             -          -           104         17


  Tax audits                                      -           -             -          -             -          -
                                              --------------------------------------------------------------------

  After-tax realized investment gains
      (losses) as published                     104          17             -          -           104         17
 -----------------------------------------------------------------------------------------------------------------

  Net income (loss)                            $406        $344          $191       $204          $597       $548
 =================================================================================================================

                                                     EMPLOYEE                 INDIVIDUAL
                                                   RETIREMENT &               FINANCIAL               PROPERTY &
                                                 SAVINGS BENEFITS             SERVICES                 CASUALTY
   YEAR ENDED DECEMBER 31,                       1995        1994          1995       1994          1995      1994
                                              --------------------------------------------------------------------
  Operating income (loss) before
      adjustments                              $192        $186          $150       $131          $102 *    ($212) *


  Asbestos / environmental charge                 -           -             -          -          (686)         -



  Cost reduction charges                          -           -             -          -           (55)        (9)


  Reinsurance charges                             -           -             -          -           (88)       (26)


  Tax audits                                      -          (2)            -          -             -          8
                                              --------------------------------------------------------------------


  Operating income (loss) as published          192         184           150        131          (727)      (239)
                                              --------------------------------------------------------------------

  After-tax realized investment gains
      (losses) before adjustments                 2           7             1          5            54          4


  Tax audits                                      -          (1)            -          -             -          -
                                              --------------------------------------------------------------------

  After-tax realized investment gains
      (losses) as published                       2           6             1          5            54          4
 -----------------------------------------------------------------------------------------------------------------

  Net income (loss)                            $194        $190          $151       $136         ($673)     ($235)
 =================================================================================================================





















                                                                                                      EARNINGS
                                                     OTHER                  CONSOLIDATED              PER SHARE
  YEAR ENDED DECEMBER 31,                       1995        1994          1995       1994          1995       1994
                                              --------------------------------------------------------------------
  Operating income (loss) before
      adjustments                              ($75)       ($83)         $882       $553        $11.96      $7.64


  Asbestos / environmental charge                 -           -          (686)         -         (9.30)         -



  Cost reduction charges                          -           -           (75)        (9)        (1.02)     (0.12)


  Reinsurance charges                             -           -           (88)       (26)        (1.19)     (0.36)


  Tax audits                                      -           2             -          8             -       0.11
                                              --------------------------------------------------------------------


  Operating income (loss) as published          (75)        (81)           33        526          0.45       7.27
                                              --------------------------------------------------------------------

  After-tax realized investment gains
      (losses) before adjustments                17          (4)          178         29          2.41       0.40


  Tax audits                                      -           -             -         (1)            -      (0.01)
                                              --------------------------------------------------------------------

  After-tax realized investment gains
      (losses) as published                      17          (4)          178         28          2.41       0.39
 -----------------------------------------------------------------------------------------------------------------

  Net income (loss)                            ($58)       ($85)         $211       $554         $2.86      $7.66
 =================================================================================================================


  * Amounts include asbestos and environmental losses (other than the third quarter 1995 asbestos/environmental charge noted in the adjustments) of $101 million for 1995, compared with $179 million for 1994.